 QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.01

October 25, 2000

INVESTOR RELATIONS RELEASE

XCEL ENERGY INC. POSTS STRONG THIRD QUARTER EARNINGS

    MINNEAPOLIS—Xcel Energy's third quarter 2000 operating earnings rose 14 percent from a year ago. Xcel Energy, formed in August by the merger of Minneapolis-based Northern States Power Co. and Denver-based New Century Energies, reported operating earnings of 72 cents per share for the third quarter of 2000, excluding special charges and extraordinary items, compared with 63 cents per share in the same period of 1999.

    "We are off to a strong start with good quarterly results even though we were only merged for about one-half of the quarter," said Wayne Brunetti, Chief Executive Officer of Xcel Energy. "Xcel Energy is in the right place at the right time. We have established a top notch management team and we have established NRG as a successful public company with strong financial results."

    Regulated operating earnings for the third quarter were 55 cents per share, excluding special charges and extraordinary items, compared with 54 cents per share for the same period in 1999. Higher revenues from sales growth and favorable weather in some regions were partially offset by higher operating costs and revenue reductions accrued for regulatory mechanisms in Colorado and Texas.

    Xcel Energy's 82 percent stake in NRG Energy, a leading global energy company, contributed 23 cents per share in the third quarter of 2000, compared with 8 cents per share on a 100 percent ownership basis in 1999. Excluding special charges, total nonregulated earnings for the third quarter of 2000 were 17 cents per share, compared with 9 cents per share for the same period in 1999.

    Special charges and extraordinary items affecting third quarter 2000 earnings include 35 cents per share for costs related to completing the merger transaction and transition and integration activities incurred to date, including severance costs. In addition, special charges of 8 cents per share were recorded for asset impairments and other costs resulting from the post-merger strategic alignment of Xcel Energy's nonregulated businesses. An extraordinary charge of 2 cents per share is related to utility restructuring in Texas and New Mexico.

    Xcel Energy's earnings for third quarter of 2000, including the impact of special charges and extraordinary items, were 27 cents per share.

    "Excluding the extraordinary charges from Texas restructuring and special charges for merger-related costs, we are on track to achieve earnings of $2.10 per share for 2000 and $2.20 for 2001," added Brunetti.

    For the 12 months ended Sept. 30, Xcel Energy had earnings per share (excluding special charges and extraordinary items) of $2.13, compared with $1.86 per share for the comparable period in 1999. NRG Energy contributed 44 cents per share to Xcel Energy's earnings for the 12 months ended Sept. 30, 2000, compared with 25 cents per share for the comparable period in 1999. Earnings for the 12 months ended Sept. 30, 2000, were reduced by 43 cents per share for the special charges discussed above, by 6 cents for special charges recorded in the fourth quarter of 1999 and by 6 cents for extraordinary charges related to utility restructuring in Texas and New Mexico.

    Xcel Energy's earnings for the 12 months ended Sept. 30, 2000, including the impact of special charges and extraordinary items, were $1.58 per share.

    This release includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "estimate," "expect," "objective," "outlook," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy's nonregulated businesses compared with Xcel Energy's regulated business; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.04 to Xcel Energy's report on Form 8-K filed Aug. 21, 2000.

# # #

    Xcel Energy will host an earnings conference call beginning at 1:30 Central time on Oct. 25. The conference call will be broadcast on our Web site at the following location: http://www.xcelenergy.com, then click on: Investor Information. In addition the call can be accessed live at 1-800-230-1092. The call will be available in a replay mode from 5:00 p.m. on Oct. 25 through 11:59 p.m. on Oct. 30, Central Time. Replay numbers:

U.S. Dial-In: 800-475-6701
International Dial-In: 320-365-3844
Access Code: 542596

    For more information, contact:

E J McIntyre	Vice President & Chief Financial Officer	612/215-4515
R J Kolkmann	Managing Director, Investor Relations	612/215-4559
M D Pritchard	Director, Investor Relations	612/215-4535

For news media inquiries only, please call Xcel Energy media relations 612/215-5300

    Xcel Energy Internet Address: http://www.xcelenergy.com

This information is not given in connection with any
sale or offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Thousands of Dollars, Except per Share Data)

	Three months ended Sept 30
	2000	1999
Operating revenues:
Electric utility	$1,678,801	$1,457,919
Gas utility	193,540	145,466
Nonregulated and other	594,383	181,186
Equity earnings from investments in affiliates	95,763	32,357

Total revenue	2,562,487	1,816,928
Operating expenses:
Electric fuel and purchased power—utility	791,277	592,622
Cost of gas sold and transported—utility	84,169	67,594
Cost of sales—nonregulated and other	261,027	74,199
Other operating and maintenance expenses—utility	323,642	321,416
Other operating and maintenance expenses—nonregulated	241,907	86,885
Depreciation and amortization	163,871	159,905
Taxes (other than income taxes)	90,062	90,768
Special charges (see Note 2)	201,482	—

Total operating expenses	2,157,437	1,393,389

Operating income	405,050	423,539
Other income (deductions):
Minority interest	(19,025)	(564)
Other	(12,902)	7,111

Total other income (deductions)	(31,927)	6,547
Interest charges and financing costs:
Interest charges—net of amount capitalized	168,005	117,842
Distributions on redeemable preferred securities of subsidiary trusts	9,700	9,700

Total interest charges and financing costs	177,705	127,542

Income before income taxes and extraordinary item	195,418	302,544
Income taxes	97,502	93,280

Income before extraordinary item	97,916	209,264
Extraordinary item (See Note 3)	(5,302)	—

Net income	92,614	209,264
Dividend requirements and redemption premiums on Xcel Energy preferred stock	(1,060)	(1,060)

Earnings available for common shareholders	$91,554	$208,204

Weighted average common shares outstanding:
Basic	338,495	332,510
Diluted	338,876	332,591
Earnings per share—basic and diluted before special charges and extraordinary item	$0.72	$0.63
Special charges (see Note 2)	$(0.43)	$—
Extraordinary item (see Note 3)	$(0.02)	$—

Earnings per share—basic and diluted	$0.27	$0.63

See Notes to the Consolidated Financial Statements

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Thousands of Dollars, Except per Share Data)

	Twelve months ended Sept 30
	2000	1999
Operating revenues:
Electric utility	$5,350,350	$4,976,080
Gas utility	1,276,107	1,200,936
Nonregulated and other	1,721,466	450,758
Equity earnings from investments in affiliates	218,263	113,458

Total revenue	8,566,186	6,741,232
Operating expenses:
Electric fuel and purchased power—utility	2,277,176	1,961,400
Cost of gas sold and transported—utility	744,253	733,065
Cost of sales—nonregulated and other	791,615	214,846
Other operating and maintenance expenses—utility	1,336,857	1,338,277
Other operating and maintenance expenses—nonregulated	671,135	243,145
Depreciation and amortization	655,300	668,336
Taxes (other than income taxes)	351,766	365,566
Special charges (see Note 2)	230,122	3,412

Total operating expenses	7,058,224	5,528,047

Operating income	1,507,962	1,213,185
Other income (deductions):
Minority interest	(29,809)	(2,136)
Gain on the sale of nonregulated projects	—	29,951
Other	(3,920)	8,450

Total other income (deductions)	(33,729)	36,265
Interest charges and financing costs:
Interest charges—net of amount capitalized	612,332	378,139
Distributions on redeemable preferred securities of subsidiary trusts	38,800	38,800

Total interest charges and financing costs	651,132	416,939

Income before income taxes and extraordinary item	823,101	832,511
Income taxes	268,853	211,921

Income before extraordinary item	554,248	620,590
Extraordinary item (See Note 3)	(18,960)	—

Net income	535,288	620,590
Dividend requirements and redemption premiums on Xcel Energy preferred stock	(3,181)	(5,300)

Earnings available for common shareholders	$532,107	$615,290

Weighted average common shares outstanding:
Basic	336,381	330,439
Diluted	336,508	330,634
Earnings per share—basic and diluted before special charges and extraordinary item	$2.13	$1.86
Special charges (see Note 2)	$(0.49)	$—
Extraordinary item (see Note 3)	$(0.06)	$—

Earnings per share—basic and diluted	$1.58	$1.86

See Notes to the Consolidated Financial Statements

XCEL ENERGY INC.

Notes to Financial Statements

    Due to the seasonality of Xcel Energy's operating results, quarterly financial results are not necessarily an appropriate base from which to project annual results.

    Except for the historical statements contained in this document, the matters discussed in this investor relations release, including the statements regarding revenue and earnings expectations, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "estimate," "expect," "objective," "outlook," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to:

  •
  general economic conditions, including their impact on capital expenditures;

  •
  business conditions in the energy industry;

  •
  competitive factors;

  •
  unusual weather;

  •
  changes in federal or state legislation;

  •
  regulation;

  •
  the higher risk associated with Xcel Energy's nonregulated businesses compared with Xcel Energy's regulated business;

  •
  currency translation and transaction adjustments; and

  •
  the other risk factors listed from time to time in Xcel Energy's Securities and Exchange Commission (SEC) reports, including Exhibit 99.04 to Xcel Energy's Supplemental Consolidated Financial Statements on Form 8-K dated Aug. 21, 2000.

Note 1.  Merger to Form Xcel Energy

    On Aug. 18, 2000, New Century Energies (NCE) and Northern States Power Company (NSP) merged and formed Xcel Energy Inc. Xcel Energy Inc., a Minnesota corporation, is a registered holding company under the Public Utility Holding Company Act of 1935. Each share of NCE common stock was exchanged for 1.55 shares of Xcel Energy common stock. NSP shares became Xcel Energy shares on a one-for-one basis. Also in connection with the merger, all of NSP's pre-merger utility assets and liabilities were transferred to a newly formed utility subsidiary. The merger was structured as a tax-free, stock-for-stock exchange for shareholders of both companies (except for fractional shares), and accounted for as a pooling of interests.

    Consistent with pooling accounting requirements, upon consummation of the merger in the third quarter of 2000, Xcel Energy recognized all merger-related costs as discussed in Note 2. An allocation of merger costs was made to utility operating companies consistent with prior regulatory filings.

    Xcel Energy owns the following direct subsidiaries, some of which are intermediate holding companies with additional subsidiaries:

  •
  Northern States Power Company Minnesota (NSP-Minnesota)

  •
  Northern States Power Company Wisconsin (NSP-Wisconsin)

  •
  Public Service Company of Colorado (PSCo)

  •
  Southwestern Public Service Company (SPS)

  •
  Black Mountain Gas

  •
  Cheyenne Light, Fuel and Power Company

  •
  Viking Gas Transmission Company

  •
  WestGas InterState Inc.

  •
  Xcel Energy Wholesale Energy Group Inc.

  •
  Xcel Energy Markets Group Inc.

  •
  Xcel Energy International Group Inc.

  •
  Xcel Energy Ventures Inc.

  •
  Xcel Energy Retail Services Group Inc.

  •
  Xcel Energy Communications Group Inc.

  •
  Xcel Energy WYCO Inc.

    In addition, Xcel Energy, through the Xcel Wholesale Energy Group, owns 82 percent of the common stock of NRG Energy, Inc., a publicly traded independent power producer. Xcel Energy owned 100 percent of NRG until the second quarter 2000, when NRG completed its initial public offering. Xcel Energy and its subsidiaries collectively are referred to as Xcel Energy.

Note 2.  Special Charges

    During the third quarter of 2000, Xcel Energy recognized pretax special charges totaling $201 million. In the aggregate these special charges reduced Xcel Energy's third quarter 2000 earnings by 43 cents per common share.

    The pretax charges included $49 million related to one-time transaction-related costs incurred in connection with the merger of NSP and NCE. These transaction costs include investment banker fees, legal and regulatory approval costs, and expenses for support of and assistance with planning and completing the merger transaction.

    Also included were $110 million of pretax charges pertaining to incremental costs of transition and integration activities associated with merging NSP and NCE to begin operations as Xcel Energy. These transition costs include approximately $68 million for severance and related expenses associated with staff reductions of 656 employees, most of whom were released in September and October 2000. Other transition and integration costs include amounts incurred for facility consolidation, systems integration, regulatory transition, merger communications and operations integration assistance.

    In addition, the pretax charges include $42 million of asset impairments and other costs resulting from the post-merger strategic alignment of Xcel Energy's nonregulated businesses. These special charges include: $22 million of write-offs of goodwill and project development costs for Planergy and Energy Masters International (EMI) energy services operations that will change their business focus and direction after the merger; $9 million of contractual obligations and other costs associated with post-merger changes in the strategic operations and related revaluations of e prime's energy marketing business; and $10 million in asset write-downs and losses resulting from various other nonregulated business ventures that will no longer be pursued after the merger.

    The pretax special charges recognized for merger transaction, transition and integration activities include approximately $66 million in costs incurred prior to third quarter 2000, which had been deferred prior to merger consummation. Of the special charges recorded in third quarter 2000, approximately $57 million relates to accruals of severance and other employee costs, and various integration obligations, that will be paid out in future periods. These accruals are reported in Xcel Energy's balance sheet in other accrued current liabilities.

    In addition to the special charges recorded in third quarter 2000, Xcel Energy anticipates approximately $30 million to be incurred in the fourth quarter of 2000 for additional merger transition, integration and severance activities that are expected to occur prior to year-end. Management expects the majority of its merger-related transition and integration activities to be completed by early 2001 so that Xcel Energy can fully realize in 2001 and future years the operating synergies anticipated from the merger of NSP and NCE.

Note 3.  Significant Factors Affecting Operating Results

    The following table summarizes the earnings per share contributions of Xcel Energy's businesses.

	3 Mos. Ended		12 Mos. Ended
	9/30/00	9/30/99	9/30/00	9/30/99
Regulated before special & extraordinary	$0.55	$0.54	$1.63	$1.58
Special charges—merger costs	(0.35)	0.00	(0.35)	0.00
Extraordinary item	(0.02)	0.00	(0.06)	0.00

Total Regulated	$0.18	$0.54	$1.22	$1.58
Nonregulated before special charges	0.17	0.09	0.50	0.28
Special charges	(0.08)	0.00	(0.14)	0.00

Nonregulated subsidiaries	0.09	0.09	0.36	0.28

Total	$0.27	$0.63	$1.58	$1.86

Extraordinary Item—Electric Utility Restructuring

    With the issuance of a final written order by the Public Utilities Commission of Texas (PUCT) on May 31, 2000, addressing the implementation of electric utility restructuring, SPS discontinued regulatory accounting under SFAS 71 for the generation portion of its business during the second quarter of 2000. Consistent with current accounting rules, this resulted in extraordinary charges in the second and third quarters of 2000.

    During the second quarter of 2000, SPS wrote off its generation-related regulatory assets and other deferred costs totaling approximately $19 million. This resulted in an after-tax extraordinary charge of approximately $13.7 million against the earnings of Xcel Energy and SPS. During the third quarter of 2000, SPS recorded a charge of $8.2 million before tax, or $5.3 million after tax, related to the defeasance of approximately $275 million of First Mortgage bonds. These extraordinary charges reduced Xcel Energy's earnings by 4 cents per share for the second quarter of 2000 and 2 cents per share for the third quarter of 2000.

    While the PUCT rate order only addresses Texas operations, SPS plans to pursue a similar strategy to implement the restructuring legislation enacted in New Mexico and believes that all of its generation will ultimately be deregulated. Accordingly, SPS has discontinued regulatory accounting under SFAS 71 in all jurisdictions of its generation business. SPS's transmission and distribution business continues to meet the requirements of SFAS 71, as that business is expected to remain regulated.

    The total impacts of deregulation may be affected by the results of future state and federal regulatory proceedings prior to actual implementation of full competition, currently anticipated to begin on Jan. 1, 2002.

Special Charges

    During the third quarter of 2000, Xcel Energy recorded a pretax charge of $201 million, or 43 cents per share, for special charges related to the merger between NSP and NCE. See Note 2 for more information on these charges.

    During the fourth quarter of 1999, Xcel Energy recorded special charges that reduced earnings by 6 cents per share, as discussed under Nonregulated Operations.

Regulated Operations

Conservation Incentive Recovery

    Earnings for the 12 months ended Sept. 30, 1999, were reduced by 6 cents per share due to the disallowance of 1998 conservation incentives. During the second quarter of 1999, the Minnesota Public Utilities Commission (MPUC) denied Xcel Energy recovery of 1998 lost margins, load management discounts and incentives associated with state-mandated programs for electric energy conservation. Xcel Energy recorded a $35 million charge based on this action.

    In addition, electric revenues have also declined in both the third quarter of 2000 and the 12 months ended Sept. 30, 2000, due to lower accruals of conservation incentives for the current year. Lower conservation incentive accruals have reduced regulated earnings by an estimated 2 cents per share for the third quarter of 2000 and 9 cents per share for the 12 months ended Sept. 30, 2000, compared with the same periods in 1999.

Regulatory Adjustments

    Earnings for the third quarter of 2000 and the 12 months ended Sept. 30, 2000, were reduced by approximately 5 cents per share due to revenue adjustments recorded for estimated impacts of regulatory mechanisms in place in Colorado and Texas. In Colorado, approximately $16 million of adjustments were recorded for estimated future rate reductions related to recovery of energy costs, allowed return levels and system reliability and availability. In Texas, approximately $12 million of adjustments were recorded for allowed return levels. The majority of these adjustments relate to regulatory filings (projected and made) for the 12-month period ended June 30, 2000.

Estimated Impact of Temperature Changes on Regulated Earnings

    Xcel Energy analyzes the approximate effect of variations from historical average temperatures on actual sales levels. The following summarizes the estimated impact of temperature variations on actual utility operating results (in relation to sales under normal weather conditions).

	Increase(Decrease)
Earnings per Share for the Period ended Sept. 30:	2000 vs. Normal	1999 vs. Normal	2000 vs. 1999
Quarter Ended	$0.04	$0.02	$0.02
12 Months Ended	$(0.08)	$(0.07)	$(0.01)

Sales Growth

    The following table summarizes Xcel Energy's regulated growth in actual electric and gas sales for the three-month and 12-month periods ended Sept. 30, 2000, compared with the same periods in 1999.

	Third Quarter	12 Months Ended
Electric Residential	3.8%	2.0%
Electric Commercial & Industrial	2.2%	4.0%
Total Retail Electric Sales	2.6%	3.5%
Electric Sales for Resale	10.3%	58.1%
Total Firm Gas Sales	(0.2)%	(2.1)%
Total Gas Sales	(0.5)%	(0.6)%

Nonregulated Operations

    The following table summarizes the earnings-per-share contributions of Xcel Energy's nonregulated businesses.

	3 Mos. Ended		12 Mos. Ended
	9/30/00	9/30/99	9/30/00	9/30/99
NRG Energy Inc.	$0.23	$0.08	$0.44	$0.25
Yorkshire Power	0.02	0.01	0.19	0.08
Seren Innovations Inc.	(0.02)	(0.01)	(0.06)	(0.04)
Planergy International *	(0.05)	(0.01)	(0.10)	(0.03)
Other *	(0.09)	0.02	(0.11)	0.02

Total Nonregulated	$0.09	$0.09	$0.36	$0.28

*
Earnings for the third quarter of 2000 have been reduced by special charges of 4 cents per share related to Planergy, 2 cents per share related to e prime and 2 cents per share related to other operations. Earnings for the 12 months ended Sept. 30, 2000, have been reduced by special charges of 4 cents per share related to EMI and 2 cents per share related to Cellnet.

NRG Initial Public Offering

    During the second quarter of 2000, NRG completed an initial public offering of 32,395,500 shares priced at $15 per share. Upon completion of the initial public offering, Xcel Energy owns approximately 147,600,000 Class A shares of NRG common stock, or 82 percent of NRG's outstanding shares. Management has concluded that this offering of NRG stock will not affect Xcel Energy's ability to use the pooling of interests method of accounting for the merger of NSP and NCE. The offering's net proceeds of approximately $454 million were used for general corporate purposes, including funding a portion of NRG Energy's project investments and other capital requirements for 2000. No proceeds of this offering were received by Xcel Energy. A portion of the proceeds was accounted for as a gain on the sale of 18 percent of Xcel Energy's ownership in NRG. This gain of $216 million was not recorded in earnings, but consistent with Xcel Energy's accounting policy was recorded as an increase in the common stock premium component of stockholders' equity.

    The NRG earnings for the third quarter of 2000 in this report exclude earnings of approximately $15.9 million, or 5 cents per share, related to minority shareholder interests. The NRG earnings for the 12 months ended Sept. 30, 2000, in this report exclude earnings of approximately $21.6 million, or 6 cents per share, related to minority shareholder interests.

NRG Results

    NRG's earnings for the third quarter 2000 and the 12 months ended Sept. 30, 2000, continue to benefit from increased generation capacity due to a number of recently acquired generation assets. From September 1999 to September 2000, NRG has increased its megawatt (MW) ownership interest in generating facilities in operation from 6,719 megawatts to 14,216 megawatts. NRG's earnings for the third quarter 2000 and the 12 months ended Sept. 30, 2000, were also influenced by favorable weather conditions that increased demand for electricity in the northeast and western United States, strong performance from existing assets and increases in fuel prices, primarily natural gas and oil, which contributed to higher market prices for electricity.

Yorkshire Power

    Equity earnings from Yorkshire Power increased for both the third quarter of 2000 and the 12 months ended Sept. 30, 2000, due to a stronger performance in the supply business from lower electricity supply prices and lower operating costs due to an aggressive cost reduction program and a change in its accounting for depreciation effective Jan. 1, 2000.

Seren Results

    As expected, Seren's expansion of its broadband communications network in St. Cloud, Minn., and construction in California resulted in losses for the third quarter and the 12 months ended Sept. 30, 2000.

Planergy International Results

    During the third quarter of 2000, Planergy and EMI, both wholly owned subsidiaries of Xcel Energy, were merged to form Planergy International. As a result of this merger, Planergy International reassessed its business model and made a strategic realignment, which resulted in the write-off of goodwill and project development costs.

    Planergy International's results for the third quarter of 2000 and the 12 months ended Sept. 30, 2000, include $22 million (before tax) of write-offs of goodwill and project development costs for Planergy, which reduced earnings by 4 cents per share.

    In addition, Planergy International's results for the 12 months ended Sept. 30, 2000, were reduced by a special charge of 4 cents per share to write off goodwill that was recorded for its acquisitions of Energy Masters Corp. in 1995 and Energy Solutions International in 1997. EMI wrote off approximately $17 million of goodwill (before tax) during the fourth quarter of 1999.

Other

    The Other Nonregulated results for the third quarter of 2000 and the 12 months ended Sept. 30, 2000, include $9 million of contractual obligations and other costs associated with post-merger changes in the strategic operations and related revaluations of e prime's energy marketing business, and $10 million in asset write-downs and losses resulting from various other nonregulated business ventures that will no longer be pursued after the merger. These special charges reduced earnings by 4 cents per share.

    In addition, Other Nonregulated results for the 12 months ended Sept. 30, 2000, were also reduced by a special charge of 2 cents per share for a valuation write-down of Xcel Energy's investment in the publicly traded common stock of CellNet Data Systems, Inc.

Note 4.  NRG Acquisitions

    In January 2000, NRG reached agreement to purchase 1,875 megawatts of fossil-fueled electric generation assets in the mid-Atlantic region of the United States from Conectiv. The purchase price is approximately $800 million. NRG will sell 500 megawatts of energy around the clock to Delmarva Power and Light Company under a five-year agreement. The remaining energy and capacity will be sold into markets in the mid-Atlantic region. NRG will own a 100-percent interest in the project and expects to close on the project in the first quarter of 2001.

    During June 2000, the Estonian Cabinet approved the terms under which NRG may proceed to purchase a 49-percent interest in Narva Power, which owns approximately 3,000 megawatts of oil shale-fired generation plants and a 51-percent interest in state-owned oil shale mines, Eesti Polevkivi. NRG's purchase of a 49-percent interest in Narva Power remains subject to successful negotiation of definitive agreements. State-owned Eesti-Energia will retain 51-percent ownership of Narva Power. The terms include a commitment by Narva Power to invest approximately $361 million for reconstructing and refurbishing the generation plants and making environmental improvements. NRG Energy will make an initial $65 million to $70 million equity commitment. Narva Power's two stations, Balti and Eesti, currently supply more than 90 percent of Estonia's electricity. Narva Power will enter into a 15-year power purchase agreement with Eesti-Energia.

    During September 2000, NRG acquired a 100-year lease of the Flinders Power assets in South Australia for approximately AUD $314 million (approximately $170 million U.S. at time of purchase). Flinders Power includes two power stations totaling 760 megawatts, the Leigh Creek coal mine 175 miles north of the power stations and a dedicated rail line between the two and Leigh Creek township. Flinders Power is required to purchase the electricity generated by the Osborne Cogeneration Station for the next 18 years and is also obligated to supply the natural gas that will be burned by the Osborne Cogeneration Station for the next 13 years.

    In October 2000, NRG agreed to purchase a 50-percent interest in the Sierra Pacific Resources' 522-megawatt coal-fired North Valmy Generating Station and a 100-percent interest in 25 megawatts of peaking units near Valmy Station. The Valmy assets are currently owned by Sierra Pacific Resources' subsidiary, Sierra Pacific Power Company. Idaho Power, the other 50-percent owner of the Station, has a 180-day right of first refusal on purchasing Sierra Pacific Resources' 50-percent interest. The agreement includes a transitional power purchase agreement (TPPA) for Sierra Pacific Power to purchase energy and ancillary services through March 1, 2003, under a contract that will provide price certainty for Sierra's customers. The asset purchase price was approximately $273 million, net of the TPPA, subject to tax and other adjustments. The project is expected to close in first quarter of 2001.

    The following table highlights NRG's recent and planned acquisitions.

2000 NRG Acquisitions	Cost in Millions	MW	Ownership	Close
Cajun Fossil Assets (USA)	$1,026	1,708	100%	1st Qtr. 2000
Killingholme (UK)	$620	680	100%	1st Qtr. 2000
Flinders Power (Australia)	$314	700	100%	3rd Qtr. 2000
Conectiv (USA)	$800	1,875	100%	1st Qtr. 2001
Narva Power (Estonia)	$65-70	3,000	49%	1st Qtr. 2001
North Valmy (USA)	$273	547	50%	1st Qtr. 2001

Note 5.  Other Business Developments

    Xcel Energy's affiliate, Nuclear Management Company (NMC), and Consumers Energy (CE) are developing plans for NMC to operate CE's Palisades nuclear plant in Covert, Mich. The two companies have reached a tentative agreement, subject to the approval of the CE Board of Directors, for NMC to operate the 789-megawatt plant south of Kalamazoo, Mich. NMC provides an experienced senior management team focused on sustaining long-term safety and enhancing reliability and performance of its plants. NMC operates five other plants in Iowa, Minnesota and Wisconsin, including NSP-Minnesota's Monticello and Prairie Island nuclear plants. The addition of Palisades would give NMC 4,500 megawatts of generation, making it the sixth largest operator of nuclear plants in the United States.

    During the third quarter of 2000, Utility Engineering, a wholly owned subsidiary of Xcel Energy, acquired Proto-Power, an engineering services consulting firm in Groton, Conn. Utility Engineering's primary business is power plant design and construction. The acquisition moves Utility Engineering into the ranks of the top dozen power engineering companies in the U.S. Proto-Power employs approximately 150 employees.

Note 6.  Financing Activities

    During the third quarter of 2000, Xcel Energy filed a $1 billion universal debt shelf registration with the SEC. Standard & Poors has assigned the shelf a rating of BBB+.

Note 7.  Commitments and Contingencies

    In April 1997, a fire damaged several buildings in downtown Grand Forks, N. D., during a flood in the city. On July 23, 1998, the St. Paul Mercury Insurance Co. commenced a lawsuit against NSP-Minnesota for damages in excess of $15 million. The suit was filed in the District Court in Grand Forks County in North Dakota. The insurance company alleges the fire was electrical in origin and that NSP-Minnesota was legally responsible for the fire because it failed to shut off electrical power to downtown Grand Forks during the flood and prior to the fire. Seven additional lawsuits were filed against NSP-Minnesota by insurance companies that insured businesses damaged by the fire. One additional lawsuit filed by the First National Bank of Grand Forks is venued in Federal Court. The total of damages being sought by all these lawsuits is in excess of $30 million. NSP-Minnesota denied any liability, asserting that it was not legally responsible for this unforeseeable event. Trial concerning the state court lawsuits commenced on Aug. 1, 2000, and concluded on Sept. 7, 2000. On Sept. 8, 2000, after deliberating for only one hour, a jury returned a defense verdict in favor of NSP-Minnesota. It is unknown whether the plaintiffs will appeal. NSP-Minnesota has a self-insured retention deductible of $2 million, with general liability insurance coverage limits of $150 million. The ultimate cost to NSP-Minnesota, if any, is unknown at this time.

XCEL ENERGY INC.
UNAUDITED EARNINGS RELEASE SUMMARY
All dollars in thousands, except earnings per share

3 months ended Sept. 30	2000	1999
Operating revenue	$2,562,487	$1,816,928
Net income	$92,614	$209,264
Earnings available for common	$91,554	$208,204
Average shares—common and potentially dilutive	338,876	332,591
Earnings per share—diluted:
Earnings before special charges & extraordinary item	$0.72	$0.63
Special charges	$(0.43)	$0.00
Extraordinary item	$(0.02)	$0.00

Total Earnings Per Share	$0.27	$0.63

9 months ended Sept. 30	2000	1999
Operating revenue	$6,606,253	$5,043,773
Net income	$389,027	$423,244
Earnings available for common	$385,846	$419,013
Average shares—common and potentially dilutive	337,450	331,505
Earnings per share—diluted:
Earnings before special charges & extraordinary item	$1.57	$1.26
Special charges	$(0.43)	$0.00
Extraordinary item	$(0.06)	$0.00

Total Earnings Per Share	$1.14	$1.26

12 months ended Sept. 30	2000	1999
Operating revenue	$8,530,981	$6,776,437
Net income	$535,288	$620,590
Earnings available for common	$532,107	$615,290
Average shares—common and potentially dilutive	336,508	330,634
Earnings per share—diluted:
Earnings before special charges & extraordinary item	$2.13	$1.86
Special charges	$(0.49)	$0.00
Extraordinary item	$(0.06)	$0.00

Total Earnings Per Share	$1.58	$1.86

QuickLinks

INVESTOR RELATIONS RELEASE
XCEL ENERGY INC. POSTS STRONG THIRD QUARTER EARNINGS
  Note 1. Merger to Form Xcel Energy
  Note 2. Special Charges
  Note 3. Significant Factors Affecting Operating Results
  Regulated Operations
  Nonregulated Operations
  Note 4. NRG Acquisitions
  Note 5. Other Business Developments
  Note 6. Financing Activities
  Note 7. Commitments and Contingencies
XCEL ENERGY INC. UNAUDITED EARNINGS RELEASE SUMMARY All dollars in thousands, except earnings per share